UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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RENTRAK CORPORATION
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)
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RENTRAK CORPORATION
One Airport Center
7700 N.E. Ambassador Place
Portland, Oregon 97220

July 9, 2015

To Our Shareholders:
Our 2015 Annual Meeting of Shareholders will be held on Tuesday, August 11, 2015, at 9:00 a.m., Pacific Daylight Time, at our executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220. You will find details of the business to be conducted at the annual meeting provided in the attached formal Notice of Annual Meeting and Proxy Statement. Our 2015 Annual Report is also enclosed.
Among the matters to be acted on at the meeting are the election of directors, ratification of the appointment of our independent auditors, and the advisory, non-binding vote to approve named executive officer compensation.
Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. ACCORDINGLY, PLEASE FILL OUT, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. If you attend the meeting, you may revoke your proxy and vote in person, if you prefer.

Sincerely yours,

BRENT D. ROSENTHAL	WILLIAM P. LIVEK
Non-Executive Chairman of the Board	Vice Chairman and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON August 11, 2015:
The proxy statement for the 2015 Annual Meeting of Shareholders and 2015 Annual Report to Shareholders are available at http://investor.rentrak.com/annuals.cfm

RENTRAK CORPORATION
One Airport Center
7700 N.E. Ambassador Place
Portland, Oregon 97220
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 11, 2015
To the Shareholders of Rentrak Corporation:
The Annual Meeting of Shareholders of Rentrak Corporation will be held on Tuesday, August 11, 2015, at 9:00 a.m., Pacific Daylight Time, at Rentrak’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220, for the following purposes:

1	To elect a board of directors consisting of eight members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

2	To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016;

3	To approve, as an advisory vote, compensation of Rentrak’s named executive officers;

4	To transact such other business as may properly come before the meeting or any adjournments thereof.
The board of directors has fixed the close of business on June 17, 2015 as the record date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. The proxy statement, which includes more information about the proposals to be voted on at the Annual Meeting, proxy card and 2015 Annual Report to Shareholders accompany this Notice.
Whether or not you plan to attend the Annual Meeting, please fill out, sign, date and promptly return the enclosed proxy card in the enclosed postage paid envelope. You may revoke your proxy in writing or at the Annual Meeting, if you wish to vote in person.

By Order of the Board of Directors:

David I. Chemerow
Chief Operating Officer, Chief Financial Officer and Secretary
Portland, Oregon
July 9, 2015

RENTRAK CORPORATION
One Airport Center
7700 N.E. Ambassador Place
Portland, Oregon 97220
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
To Be Held August 11, 2015

MEETING AND VOTING INFORMATION

Date, Time and Place of Meeting
The board of directors of Rentrak Corporation is furnishing this notice of annual meeting and proxy statement and the enclosed proxy card in connection with the board’s solicitation of proxies for use at Rentrak’s 2015 Annual Meeting of Shareholders. These proxy materials and the accompanying 2015 Annual Report to Shareholders, which includes Rentrak’s audited financial statements for the fiscal year ended March 31, 2015, and the other portions of Rentrak’s 2015 Annual Report on Form 10-K for the fiscal year ended March 31, 2015, are being mailed for the first time on or about July 9, 2015, to shareholders of record on June 17, 2015, which is the record date set by the board of directors for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements.
The Annual Meeting will be held on Tuesday, August 11, 2015, at 9:00 a.m. Pacific Daylight Time, at Rentrak’s executive offices, located at One Airport Center, 7700 N.E. Ambassador Place, Portland, Oregon, 97220.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON August 11, 2015:
The proxy statement for the 2015 Annual Meeting of Shareholders and 2015 Annual Report to Shareholders are available at http://investor.rentrak.com/annuals.cfm.

Purposes of the Annual Meeting
The Annual Meeting has been called for the following purposes:

•	To elect a board of directors consisting of eight members, each to serve until the next annual meeting of shareholders and until his or her successor is duly elected and qualified;

•	To ratify the appointment of Grant Thornton LLP as Rentrak’s independent registered public accounting firm for the fiscal year ending March 31, 2016;

•	To approve, by non-binding vote, the compensation of Rentrak’s named executive officers; and

•	To transact such other business as may properly come before the meeting or any adjournments thereof.

Section 2.12 of Rentrak’s 1995 Restated Bylaws sets forth procedures to be followed for introducing business at a shareholders meeting. Rentrak has no knowledge of any other matters that may be properly presented at the Annual Meeting. If other matters do properly come before the Annual Meeting in accordance with the Bylaws, the persons named in the proxy card will vote your proxy in accordance with their judgment on such matters in the exercise of their sole discretion.

Solicitation and Revocation of Proxies
Shares represented by a proxy card that is properly dated, executed and returned will be voted as directed on the proxy card. If no direction is given, proxies will be voted FOR each of the director nominees selected by the board of directors, FOR ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm, and FOR the approval, on an advisory basis, of the compensation of our named executive officers. If other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters. Any proxy given by a shareholder may be revoked at any time prior to its use by execution of a later-dated proxy delivered to Rentrak’s Secretary, by vote in person at the Annual Meeting, or by written notice of revocation delivered to Rentrak’s Secretary.
Rentrak’s board of directors has selected the two persons named on the enclosed proxy card to serve as proxies in connection with the Annual Meeting.
Record Date and Shares Outstanding
Only shareholders of record at the close of business on June 17, 2015, which is the Record Date set by the board of directors, are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements. At the close of business on the Record Date, 15,314,623 shares of Rentrak common stock were outstanding. For information regarding the ownership of Rentrak common stock by holders of more than five percent of the outstanding shares and by Rentrak’s directors and executive officers, see “Security Ownership of Certain Beneficial Owners and Management” on page 15 below.
Voting; Quorum; Vote Required
Each share of common stock outstanding on the Record Date is entitled to one vote per share at the Annual Meeting. Shareholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of Rentrak’s outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting.
The votes required to approve the proposals to be considered at the Annual Meeting are as follows:
Proposal 1 : Election of Directors. The eight nominees for the board of directors receiving the highest number of affirmative votes cast at the meeting, in person or by proxy, will be elected as directors. You may vote “FOR” the nominees for election as directors, or you may “WITHHOLD” your vote with respect to one or more nominees. For purposes of determining whether a quorum exists for the meeting, if you return a proxy card and withhold your vote from the election of all directors, your shares will be counted as present.
Proposal 2 : Ratification of the Appointment of Independent Registered Public Accounting Firm. Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016 requires the presence of a quorum at the Annual Meeting and that the votes cast in favor of this proposal exceed the votes cast opposing this proposal. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2016.
Proposal 3 : Advisory Approval of Compensation of Named Executive Officers. Approval, on an advisory basis, of the compensation of Rentrak’s named executive officers requires the presence of a quorum at the Annual Meeting and that the votes cast in favor of this proposal exceed the votes cast opposing this proposal. The board of directors will consider the outcome of the vote when making future decisions regarding the compensation of Rentrak’s named executive officers. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on the proposal to approve, on an advisory basis, the compensation of Rentrak’s named executive officers.
Effect of Broker Non-Votes and Abstentions
If a broker holds your shares in street name, you should instruct your broker how to vote. A broker non-vote occurs when a nominee holding shares for a beneficial owner returns a duly executed proxy that does not include any vote with respect to a particular proposal because the nominee did not have discretionary voting power with respect to the matter being considered and did not receive voting instructions from the beneficial owner. Only Proposal 2, the ratification of the appointment of our independent registered public accounting firm, is considered a “discretionary” matter.
Broker non-votes and abstentions are deemed present at the Annual Meeting for purposes of determining whether a quorum is present, but will have no effect on the outcome of any of the proposals on the ballot. Broker non-votes and abstentions will have no effect on Proposal 1, the election of directors, because directors are elected by a plurality of the votes cast. Broker non-votes will have no effect on Proposal 2, ratification of the appointment of our independent registered public accounting firm, because brokers or nominees have discretionary authority to vote on this proposal. Broker non-votes and abstentions also will have no effect on Proposal 3, the approval of Rentrak’s named executive officer compensation, because broker non-votes and abstentions will not be included in tabulations of votes cast and shares entitled to vote for purposes of determining whether a proposal has been approved.
We urge you to provide voting instructions to your broker on all voting items.
Costs of Solicitation
Rentrak will bear all costs and expenses associated with this solicitation. In addition to solicitation by mail, directors, officers and employees of Rentrak may solicit proxies from shareholders personally or by telephone, facsimile or e-mail transmission, without receiving any additional remuneration. Rentrak has asked brokerage houses, nominees and other agents and fiduciaries to forward soliciting materials to beneficial owners of Rentrak common stock and will reimburse all such brokerage houses, nominees and other agents and fiduciaries for their expenses.

Householding
In accordance with applicable regulations, Rentrak delivers a single annual report and proxy statement to persons who share an address, unless we have been notified that those persons prefer to receive individual copies of those documents. This practice is referred to as “householding.” If you reside at an address that received only one copy of proxy materials as a result of householding, we will promptly deliver additional copies upon oral or written request. If you wish to receive separate copies in the future, please contact us at Rentrak Corporation, 7700 N.E. Ambassador Ave, Portland, Oregon 97220, Attn: Corporate Secretary, or by phone at (503) 284-7581 extension 264. If you and others living at your address received multiple copies of proxy materials and prefer to receive a single copy, you may request that a single copy be sent in the future by contacting us as described above.

PROPOSAL 1
ELECTION OF DIRECTORS
Eight of our current directors, David Boylan, William E. Engel, Patricia Gottesman, William P. Livek, Anne MacDonald, Martin O’Connor II, Brent Rosenthal and Ralph Shaw, have been nominated by the board of directors to stand for re-election as directors.
Rentrak’s Bylaws currently in effect provide for not less than six and not more than ten positions on the board of directors. The board of directors has set the size of the board at eight positions and nominated the individuals named above to serve on the board until the next annual meeting. If for any reason any of these nominees should become unavailable for election (an event the board does not anticipate), proxies will be voted for the election of any substitute nominee that the board in its discretion may recommend. Proxies cannot be voted for more than eight nominees. Directors are re-elected annually to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. If a vacancy occurs after the Annual Meeting, the board of directors may elect a replacement to serve for the remainder of the unexpired term.
The board of directors has determined that each of the nominees for director, other than Mr. Livek and Mr. Engel, is or will be an “independent director” under Rule 5605(a)(2) of the Nasdaq listing standards.
The board of directors unanimously recommends that you vote “FOR” the election of each of the following nominees for director:

DAVID BOYLAN (age 63). Mr. Boylan has 40 years of local television experience. Seventeen of those years he served as the Vice President and General Manager for FOX owned-and-operated television stations in Greensboro, North Carolina, Tampa, Florida and Los Angeles. For the ten years spanning 2003-2013, he was the Vice President and General Manager of the ABC affiliate television station serving the Miami market, which was owned by Post-Newsweek Stations, Inc. Mr. Boylan began his television career as a sales person for the NBC-owned station in Chicago. He was then promoted to sales management positions at the NBC-owned station in Cleveland. He has also been a leader on issues in the industry. He served as the Board Chair of the ABC Affiliate Association, an organization serving all of the more than 200 ABC affiliates across the United States from 2011 to 2013. He was also the President of the North Carolina Association of Broadcasters from 1994 to 1996. Mr. Boylan serves on the Board of Advisors for a startup data analytics company, SiteZeus as of January 2015. The board has nominated Mr. Boylan for election as a director because of his extensive experience operating TV stations, the local advertising market and his experience as the Board Chair of the ABC Affiliate Association. Mr. Boylan has served as a director of Rentrak since September 2013.

WILLIAM E. ENGEL (age 67). Mr. Engel has over 40 years of experience in the media and marketing information industries and is considered an expert on consumer-based marketing information and transactions-based data. He co-holds two patents: one that allows disparate databases to be integrated and a second which allows transaction based data to be calibrated to a population. Since January 2009, Mr. Engel has served as Chairman and is now a minority owner of Consumer Orbit L.L.C., a marketing information aggregator with a focus on the relationship between existing consumer databases and consumer generated transactions-based data. Mr. Engel served as Senior Vice President of Innovation for the Marketing Services Group of Experian, Inc., a provider of information, analytical and marketing services worldwide, from February 2007 until December 2008, and was co-President of Experian’s subsidiary Experian Research Services from October 2004 until February 2007. From 1998 until 2004, he was Chairman and Chief Executive Officer of Simmons Market Research Bureau following its acquisition by Symmetrical Resources Inc., co-founded by Mr. Engel in 1992.

Mr. Engel has served at the executive level of a number of consumer research companies since the early 1970s. His experience includes: President of Research and Operations for VNU (now The Nielsen Company) from mid-1989 to 1991, Executive Vice President of Operations for Birch Scarborough Research from mid-1984 to mid-1989 and various executive positions with the Arbitron Company from 1973 until 1978. Mr. Engel has served as a director of Rentrak since August 2010. The board has nominated Mr. Engel for election as a director because of his extensive expertise in, and significant contributions to, the media research industry, including the creation and marketing of new information products. In addition, his experience in building large-scale information companies and participation in senior management of various public and private companies enable Mr. Engel to assist Rentrak in the assessment of operating risks.
PATRICIA GOTTESMAN (age 56). Ms. Gottesman has served as Chairman of the Advisory Board of Ninah, the quantitative analytics and marketing science arm of Publicis Groupe S.A. since August 2013. She has also served as a Trustee for the Washington, D.C.-based Committee for Economic Development, a non-partisan, business-led policy organization composed of CEOs and corporate directors from major companies and institutions across the county, since September 2013. Since 2011, Ms. Gottesman has served as a member of the board of directors of World Wrestling Entertainment, Inc.

(NYSE:WWE), a leader in global digital media entertainment with programming broadcasts, live events, a film studio and a new global video streaming network in 145 countries reaching 600 million homes worldwide. From 2010 through 2012, Ms. Gottesman was President, CEO and Corporate Director of Crimson Hexagon, Inc., a “big data,” quantitative analytics company, from 2011 through 2012. From 2008 thru 2010, Ms. Gottesman was the founder and principal of Omnibus PG, an international media and technology practice. Prior to 2008, Ms. Gottesman served for 29 years with Cablevision Systems Corporation in numerous senior product, marketing and operations positions, including Executive Vice President, Digital Marketing and Commerce from 2007 to 2008 and Executive Vice President, Product Management and Marketing from 2000 to 2006. The board has nominated Ms. Gottesman to serve as a director because of her leadership expertise and board room experience at media, advertising, analytics, “big data” and cable companies, making her uniquely qualified to evaluate industry risks and opportunities and provide guidance to Rentrak. Ms. Gottesman has served as a director of Rentrak since August 2014.
WILLIAM P. LIVEK (age 61). Mr. Livek has been Chief Executive Officer and a director of Rentrak since June 15, 2009. From December 2008 until June 2009, Mr. Livek was founder and Chief Executive Officer of Symmetrical Capital, an investment and consulting firm focused on the marketing/media measurement industry. From February 2007 until December 2008, he was Senior Vice President, Strategic Alliances and International Expansion, of Experian Information Solutions, Inc., a provider of information, analytical and marketing services worldwide, and was co-President of Experian’s subsidiary Experian Research Services from October 2004 to February 2007. From 1992 until 1998, Mr. Livek was President and co-founder of Symmetrical Resources Inc., which acquired Simmons Market Research Bureau in 1998, in addition to owning shares in other information companies. From 1998, Mr. Livek also served as Co-Chairman/Co-Owner at Simmons Market Research Bureau, where he directed the growth and evolution of the company into a media-neutral, consumer centric research and information business prior to its sale to Experian in 2004. The board has nominated Mr. Livek for election as a director based on his extensive background in media measurement, which also includes serving as President and CEO of Birch/Scarborough Research from late 1984 to 1992 and Vice President of Sales and Marketing with the Arbitron Company from 1980 to 1984. The board has nominated Mr. Livek for election as director, and selected him to continue to serve as Vice Chairman of the board effective upon his re-election, because of his insight and experience regarding Rentrak’s industry and his ability to serve as an effective liaison between the board and management.
ANNE MACDONALD (age 59). Ms. MacDonald is a senior marketing executive with over 30 years’ experience in Fortune 100 companies. Ms. MacDonald currently provides consulting and advisory services to public companies and private equity firms through her independent consulting firm MacDonald Marketing Consultancy LLC. Previously, Ms. MacDonald was Executive Vice President and Chief Marketing Officer for The Travelers Companies, which offers a wide variety of property and casualty insurance and surety products in the United States and select international markets, until 2011, a partner of The Rockefeller Consulting Group, which provides strategic marketing consulting services from 2007 until 2009, President and Chief Marketing Officer of Macy’s from 2006 until 2007, Chief Marketing Officer for the Consumer Division of Citigroup from 2004 until 2006, held various executive marketing positions in Citigroup from 1997 until 2004, and Vice President of Marketing for Pizza Hut from 1993 until 1997. Ms. MacDonald began her career in marketing in 1980 at Grey Advertising, moving to the NW Ayer agency, where she worked from 1983 until 1993, including as a Executive Vice President, Managing Director from 1991 to 1993 and member of their board from 1991 until 1993. Ms. MacDonald serves on the board of Hiscox Ltd., a leading specialist insurer, as of May 2015. She served on the board of Catalina Marketing from 2003 until 2006, and the Advisory Board of SS+K Advertising Agency from 2007 until 2009. She also serves on the non-profit boards of Schumacher Center for New Economics and American Friends of ZanaAfrica. Ms. MacDonald has served as a director of Rentrak since August 2009. The board has nominated Ms. MacDonald for election as a director based on her years of marketing leadership experience in the media industry with knowledge of both the agency and client side of the business. Ms. MacDonald is Chair of the Compensation Committee.
MARTIN B. O’CONNOR, II (age 56). Mr. O’Connor is the managing partner of the law firm O’Connor, Morss & O’Connor, P.C. in Union, New Jersey. His practice focuses on advising his clients and their business interests and family offices, regarding strategic planning, ownership and wealth management issues, with clients in the financial, real estate, entertainment, sport and agricultural sectors in the United States and abroad. Mr. O’Connor has been a director of Cinedigm Digital Cinema Corp., a pioneer in transforming movie theaters into digital and networked entertainment centers, since 2010. Mr. O’Connor has also been a director of Digital Cinema Destinations Corp., a fast growing motion picture exhibitor dedicated to transforming movie theaters into digital entertainment centers, since 2010. He also serves as a director of various closely-held companies, charitable organizations, foundations and professional boards. Mr. O’Connor has served as a director of Rentrak since August 2010. The board has nominated Mr. O’Connor for election as a director in light of his extensive professional connections with prominent executives in the media and entertainment industries worldwide.
BRENT D. ROSENTHAL (age 43). Mr. Rosenthal has been a Research Analyst for WRH Partners II, L.L.C. and its affiliates (“WRH”) since 2002. William R. Huff, a principal of WRH, is the beneficial owner of 6.8% of Rentrak’s outstanding stock. Mr. Rosenthal also serves on the boards of directors of various private companies and is also an adviser to the Board of

Directors of Park City Group (NASDAQ: PCYG). Prior to 2002, Mr. Rosenthal served as Director of Mergers & Acquisitions for RSL Communications Ltd. from 1997 to 2001. Prior to joining RSL, Mr. Rosenthal served emerging media companies for Deloitte & Touche LLP from 1993 to 1997. Mr. Rosenthal is a Certified Public Accountant. He has served as a director of Rentrak since August 2008. He became Vice Chairman of the board of directors in September 2010 and was selected to serve as non-executive Chairman of the board of directors upon his re-election in 2011. Mr. Rosenthal is also Chair of the Audit Committee. The board has nominated Mr. Rosenthal to serve as a director and selected him to serve as non-executive Chairman of the board of directors upon his re-election in light of his financial expertise and experience in the media industry.
RALPH R. SHAW (age 76). Mr. Shaw has been president of Shaw Management Company, an investment counseling firm located in Portland, Oregon, since 1980, and general partner of a succession of three venture capital funds beginning in 1983. Mr. Shaw is a trustee of the Tax-Free Trust of Oregon. From 1993 to 2011, Mr. Shaw served on the board of Schnitzer Steel Industries, Inc. and was a member of its audit, compensation and governance committees. Mr. Shaw served as an outside director of one of Rentrak’s subsidiaries from 2000 through 2003. He also served as an adviser to the Rentrak board from 2001 until his election as a director of Rentrak in 2004. The board has granted Mr. Shaw a one-year waiver from its rule requiring retirement from the board after 10 years of service or age 75. The board has nominated Mr. Shaw for election as a director because he brings to the board financial expertise and experience working with growing companies.
Transaction with Director Nominee
In February 2010, Mr. Engel began providing services as an independent consultant to assist Rentrak in combining its sources of data for its TV Essentials™ product under a three-year agreement with Consumer Orbit L.L.C., of which Mr. Engel is Chairman. The consulting fee under the agreement was $10,000 per month, which was reduced to $6,000 per month (or $72,000 per year) upon Mr. Engel’s election as a director of Rentrak in August 2010. The consulting arrangement was approved by the Audit Committee pursuant to the procedures for approving transactions with related persons described under “Committees and Meetings of the Board” beginning on page 9 below. In addition, as part of his consulting arrangement, on June 8, 2011 and June 17, 2011, we granted to Mr. Engel stock options to purchase 5,000 and 15,000 shares of our common stock, respectively, with a grant date fair market value of $60,126 and $141,599, respectively, and in June 2015, we granted Mr. Engel 14,678 restricted stock units with a grant date fair market value of $1.0 million. After considering these compensation arrangements and input from the Nominating and Governance Committee, the board has concluded that Mr. Engel is not an “independent director” under applicable Nasdaq listing standards as of June 11, 2015.
In September 2013, Mr. Boylan became a director of Rentrak. In connection with Mr. Boylan’s election to Rentrak’s board, Rentrak entered into a consulting agreement with Mr. Boylan, dated effective as of September 13, 2013. The agreement provides for a consulting fee of $7,000 per month (or $84,000 per year). The consulting agreement was approved by the Audit Committee pursuant to the procedures for approving transactions with related persons described under “Committees and Meetings of the Board”. After considering these compensation arrangements and input from the Nominating and Governance Committee, the board has concluded that Mr. Boylan is an “independent director” under applicable Nasdaq listing standards.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
The Audit Committee has selected Grant Thornton LLP as Rentrak’s independent registered public accounting firm for the fiscal year ending March 31, 2016. See “Matters Relating to Our Auditors” beginning on page 24 below. Although the appointment of Grant Thornton LLP as Rentrak’s independent registered public accounting firm is not required to be submitted to a vote of the shareholders by Rentrak’s charter documents or applicable law, the board has decided to ask the shareholders to ratify the appointment. If the shareholders do not ratify the appointment of Grant Thornton LLP, the board will ask the Audit Committee to reconsider this selection.
For more information regarding Rentrak’s independent registered public accounting firm, see “Matters Relating to Our Auditors” on page 24 below.
The board of directors unanimously recommends that you vote “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal 2016.

PROPOSAL 3
ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION
We are asking shareholders to cast an advisory vote to approve Rentrak’s named executive officer compensation as disclosed in this proxy statement. As described below in the “Executive Compensation—Compensation Discussion and Analysis” section of this proxy statement starting on page 16 below, our Compensation Committee has structured our executive compensation program to attract, motivate and retain highly qualified employees, to align our executives’ interests with those of our shareholders and to provide our executives with opportunities to earn additional compensation when superior financial results are achieved. Our Compensation Committee and board of directors believe that the compensation policies and procedures articulated in the “Executive Compensation - Compensation Discussion and Analysis” section of this proxy statement starting on page 16 below are effective in achieving our goals.
We urge shareholders to read the “Executive Compensation” section of this proxy statement beginning on page 16 below, including the “Compensation Discussion and Analysis” starting on page 16 below that discusses our named executive compensation for fiscal 2015 in more detail, as well as the “Summary Compensation Table” and other related compensation tables, notes and narrative, appearing on pages 18 through 22 of this proxy statement, which provide detailed information on the compensation of our named executive officers.
In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking for shareholder approval of the compensation of Rentrak’s named executive officers as disclosed in this proxy statement, including the disclosure made under “Compensation Discussion and Analysis”, the compensation tables, footnotes and narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
Although this proposal, commonly referred to as a “say-on-pay” vote, is advisory and will not be binding on our board of directors or Compensation Committee, the board of directors and Compensation Committee will consider the results of this advisory vote when making future decisions regarding our named executive officer compensation programs. Our shareholders have the opportunity to cast an advisory vote on our named executive officers’ compensation every year at our annual meeting of shareholders.
The board of directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of Rentrak’s named executive officers.

COMMITTEES AND MEETINGS OF THE BOARD
The board of directors has established several standing committees, including an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. During the fiscal year ended March 31, 2015, the board of directors held ten meetings. Each director attended at least 75% of the total number of meetings held by the board of directors and the board committees on which he or she served during fiscal 2015.
The board of directors has adopted corporate governance guidelines, which state that directors are expected to attend all meetings of the board of directors and our annual meetings of shareholders. All directors attended our annual meeting of shareholders held in August 2014.
Audit Committee
Rentrak has a standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s activities are governed by a formal written charter, a copy of which is available on Rentrak’s website under “Investor Relations / Corporate Governance / Committees / Audit” at www.rentrak.com. The Audit Committee held five meetings during the fiscal year ended March 31, 2015.
Mr. Rosenthal (Chair), Ms. Gottesman and Mr. Shaw, each of whom meets the financial literacy and independence requirements for audit committee membership specified in the Nasdaq listing standards and rules adopted by the Securities and Exchange Commission (the “SEC”), are the current members of the Audit Committee. The board of directors has determined that Messrs. Rosenthal and Shaw are each qualified to be an “audit committee financial expert” as defined in the SEC’s rules. The board of directors has also determined that each of Mr. Rosenthal, Ms. Gottesman and Mr. Shaw is an "independent director" under Nasdaq director independence standards applicable to Audit Committee members and also satisfies the additional independence standards applicable to Audit Committee members under applicable law.
The Audit Committee makes decisions regarding the engagement or discharge of Rentrak’s independent registered public accounting firm, reviews and pre-approves audit and legally-permitted non-audit services provided by the independent registered public accounting firm, and oversees the integrity of Rentrak’s financial statements and other financial information, its systems of internal accounting and financial controls, and the independence and performance of Rentrak’s independent registered public accounting firm. The Audit Committee has established procedures for the receipt and handling of complaints about accounting and auditing matters and reports of ethical violations regarding Rentrak’s directors, officers and employees.
The Audit Committee’s charter makes the committee responsible for reviewing all potential conflict of interest transactions between Rentrak and a director, officer or shareholder (including transactions with family members or associates of such persons) that would be required to be reported as a transaction with a related person in this proxy statement under the SEC’s disclosure rules, and determining whether or not to approve any such transactions. Under the charter, the Audit Committee also reviews, interprets and administers Rentrak’s Code of Business Conduct and reviews requests for waivers and reports of violations. Under the Code of Business Conduct, executive officers and directors must obtain the prior written approval of the Audit Committee before participating in any business arrangement with Rentrak. Directors must disclose any personal interest they may have in any transaction with Rentrak or being considered by the board, and may not participate in any decision in which there is a conflict between their personal interests and Rentrak’s interests. Upon notification of a potential conflict of interest, the Audit Committee initiates its approval process by requesting all available information regarding the proposed transaction. The Audit Committee then reviews, discusses, and evaluates the transaction, including the potential risks and benefits to Rentrak. The Audit Committee independently determines if there is a conflict of interest and votes either to approve or reject the transaction in question. See also “Code of Ethics” on page 12 below.
Compensation Committee
During fiscal 2015, the members of the Compensation Committee were Ms. MacDonald (Chair), and Messrs. O'Connor and Shaw, each of whom the board of directors has determined is an “independent director”under Nasdaq director independence standards applicable to Compensation Committee members. The Compensation Committee is responsible for approving and evaluating Rentrak’s director and officer compensation plans, policies and programs, evaluating the performance of Rentrak’s management, and making compensation decisions regarding Rentrak’s executive officers. The Compensation Committee is governed by a written charter, a copy of which is available on Rentrak’s website under “Investor Relations / Corporate Governance / Committees / Compensation” at www.rentrak.com. The Compensation Committee held 31 meetings during the fiscal year ended March 31, 2015.
Responsibilities and Processes of Compensation Committee. The board of directors has delegated responsibility for considering and approving the compensation programs for, and awards to, all of Rentrak’s executive officers, including the named executive officers identified in the Summary Compensation Table on page 18 below, to the Compensation Committee, which consists entirely of independent, non-employee directors. The Compensation Committee also establishes the executive compensation principles that guide the design of Rentrak’s executive compensation programs.
Engagement of Independent Consultant. For assistance in designing Rentrak’s compensation programs for executive officers to meet our goals and objectives, the Compensation Committee is authorized to engage the services of an outside consultant to conduct surveys and provide reports, updates and related advice to the committee regarding compensation paid to executive officers at peer companies who hold positions similar to those of our named executive officers. The Compensation Committee engaged an outside consultant, Frederic W. Cook & Co., Inc. ("Cook & Co."), in November 2014 to review the non-employee director compensation program. Cook & Co. was engaged directly by the compensation committee and the scope of their work was initially focused on the non-employee director compensation program in terms of compensation design and pay levels as well as an analysis of the Non-Executive Chairman of the Board compensation. Cook & Co also developed a compensation peer group comprised of similarly sized companies to be used for compensation benchmarking purposes. Based on the results of this review, the Compensation Committee proposed changes to the non-employee director compensation program for fiscal 2016. See additional discussion and the 2015 Director Compensation table on page 13.
Role of Executive Officers. For fiscal 2015, the executive officers played no role in determining or recommending the amount or form of executive and director compensation.
Nominating and Governance Committee
During fiscal 2015, the members of the Nominating and Governance Committee were Mr. O’Connor (Chair), Ms. Gottesman, Messrs. Boylan, Engel and Rosenthal. The board of directors has determined that each of these directors was independent as defined in Rule 5605(a)(2) of the Nasdaq listing standards during fiscal 2015. Subsequent to fiscal 2015, in June 2015, the board determined that Mr. Engel ceased to be independent under Rule 5605(a)(2) due to the restricted stock units granted him as part of his consulting arrangement. See Proposal 1: Election of Directors - Transaction with Director Nominee". As a result, the board removed Mr. Engel from the Nominating and Governance Committee effective June 11, 2015.
The Nominating and Governance Committee is governed by a written charter, a copy of which is available on Rentrak’s website under “Investor Relations / Corporate Governance / Committees / Nominating & Governance” at www.rentrak.com. The Nominating and Governance Committee held two meetings during the fiscal year ended March 31, 2015.
The Nominating and Governance Committee is responsible for identifying individuals qualified to become directors of Rentrak, recommending to the board of directors candidates for election and recommending individuals to serve on each board committee. It is also responsible for reviewing and maintaining a set of corporate governance guidelines addressing board organizational issues, committee structure and membership, and succession planning for Rentrak’s chief executive officer position.
The Nominating and Governance Committee has not adopted any specific, minimum qualifications for director candidates. In evaluating potential director nominees, the Nominating and Governance Committee takes into account all factors that it considers appropriate, including strength of character, maturity of judgment, career specialization, relevant technical skills or financial acumen, industry knowledge, and the highest personal and professional ethics, integrity and sound business judgment. Although the board of directors does not maintain a specific policy with respect to board diversity, the board of directors believes that it should be a diverse body, and the Nominating and Governance Committee considers a broad range of backgrounds and experiences in its assessment of the appropriate composition of the board of directors. The Nominating and Governance Committee considers these and other factors as it oversees the annual board of directors and committee assessments.
In determining whether to recommend nomination of current directors for re-election, the Nominating and Governance Committee performs periodic evaluations of individual directors. Non-employee directors are required to retire upon reaching age 75 or completing ten years of service, whichever is later. Directors who are also employees will generally be expected to resign upon termination of employment, although the board of directors may make an exception to this policy for a former chief executive officer if it believes it to be in the best interests of Rentrak. The board has granted Mr. Shaw a one-year waiver from its rule requiring retirement from the board after 10 years of service or age 75.
Whenever the Nominating and Governance Committee is required to identify new director candidates because of a vacancy or a desire to expand the board, the Nominating and Governance Committee will poll current directors for suggested candidates. The Nominating and Governance Committee has the authority to hire a third party search firm if it deems such action to be appropriate. Once potential candidates are identified, the Nominating and Governance Committee will conduct interviews with the candidates and perform such investigations into the candidates’ background as the Nominating and Governance Committee deems appropriate.

The Nominating and Governance Committee will consider director candidates suggested by shareholders for nomination by the board of directors. Shareholders wishing to suggest a candidate to the Nominating and Governance Committee should do so by sending the candidate’s name, biographical information, and qualifications to: Chair of Nominating and Governance Committee, in care of David Chemerow, Chief Operating Officer, Chief Financial Officer and Secretary, Rentrak Corporation, 7700 N.E. Ambassador Place, Portland, Oregon 97202. Candidates suggested by shareholders will be evaluated by the same criteria and process as candidates from other sources. A shareholder’s director nomination must be received by the Secretary at the address listed above in a timely fashion in order to be considered and to allow for full information to be distributed to shareholders. To be timely, a shareholder’s nomination shall be received not less than 90 or more than 120 days prior to the one year anniversary of the date on which Rentrak first mailed its proxy materials for the preceding year’s annual meeting of shareholders. Each nomination shall include all information relating to the nominee as would be required to be disclosed in solicitation for proxies for the election of the nominee as a director as is required under Regulation 14A, including the nominee’s beneficial ownership and the nominee’s written consent to serve as a director. Please see Shareholder Proposals for 2016 on page 26 for additional details.
Board Committee Membership at July 9, 2015

Name	Audit Committee	Compensation Committee	Nominating & Governance Committee
David Boylan	-	-	Member
Patricia Gottesman	Member	-	Member
Anne MacDonald	-	Chair	-
Martin O’Connor	-	Member	Chair
Brent Rosenthal	Chair	-	Member
Ralph Shaw	Member	Member	-

RISK MANAGEMENT
Rentrak has developed and maintains processes to manage risk in its operations. The board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The board executes its oversight role directly and through its various committees. The Audit Committee has the responsibility for implementing the board’s risk management oversight role over financial statements reporting. The Audit Committee is also responsible for reviewing conflict of interest transactions and handling complaints about accounting and auditing matters and violations of Rentrak’s Code of Business Conduct. The Audit Committee monitors certain key risk areas, such as internal control over financial reporting, at each of its regularly scheduled meetings. The full board of directors monitors liquidity risk and risks associated with potential or completed business acquisitions, in addition to assessing the risks in proposed financing or investments of the company. The Nominating and Governance Committee assists in risk management by overseeing Rentrak’s compliance with legal and regulatory requirements relating to corporate governance. The Compensation Committee assesses risks created by the incentives inherent in Rentrak’s compensation policies. Finally, the full board of directors reviews strategic and operational risks in the context of reports from the management team and the board committees.

LEADERSHIP STRUCTURE
Since the hiring of Mr. Livek as Chief Executive Officer in June 2009, the positions of Chairman of the Board and CEO have been held by different people. The board has determined that Mr. Rosenthal, who became Chairman of the Board in 2011 upon his re-election at that year’s annual meeting, is independent under Nasdaq listing standards. The board believes that Mr. Livek brings a wealth of industry experience and operational skills to Rentrak as it seeks to transform itself into a leading provider of media measurement and advanced consumer targeting services, while Mr. Rosenthal will continue to provide valuable insights in the role of non-executive Chairman in light of his financial expertise and experience in the media industry, as well as his substantial record of service to the board and the considerable amount of time he has devoted to the company.
Each of Rentrak’s board committees is made up solely of independent directors and sets its own agenda. The independent directors also meet in executive session at each board meeting without management present. The Nominating and Governance Committee reevaluates the board’s leadership structure periodically.

CODE OF ETHICS
Rentrak has adopted a Code of Ethics for Senior Financial Officers that focuses on honest and ethical conduct, the adequacy of disclosure in Rentrak’s financial reports, and compliance with applicable laws and regulations. The Code of Ethics is included as part of our Code of Business Conduct approved by the board of directors, which is generally applicable to all directors, officers, and employees of Rentrak. The Code of Business Conduct and Code of Ethics are available on Rentrak’s website under “Corporate Information / Investor Relations / Corporate Governance / Code of Business Conduct” at www.rentrak.com and are administered by the Audit Committee.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD
Communications by shareholders to the board of directors should be sent to the attention of the Chair of the Nominating and Governance Committee, in care of David Chemerow, Chief Operating Officer, Chief Financial Officer and Secretary, Rentrak Corporation, 7700 N.E. Ambassador Place, Portland, Oregon 97220. Any communications will be forwarded unopened to the individual serving as Chair of the Nominating and Governance Committee, who will be responsible for responding to or forwarding the communications as appropriate, including communications directed to individual directors or board committees. Communications will not be forwarded if the Chair of the Nominating and Governance Committee determines that they do not appear to be within the scope of the board’s (or such other intended recipient’s) responsibilities or are otherwise inappropriate or frivolous.

DIRECTOR COMPENSATION FOR FISCAL 2015
2015 Director Compensation Table
The following table summarizes compensation paid to non-employee directors for services during the fiscal year ended March 31, 2015.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (2)	Total
David Boylan	$34,800	$99,987	—	$134,787
William Engel	$34,800	$99,987	—	$134,787
Patricia Gottesman	$22,558	$99,987	—	$122,545
Anne MacDonald	$45,600	$99,987	—	$145,587
Martin O’Connor	$44,192	$99,987	—	$144,179
Brent Rosenthal	$39,800	$99,987	$100,006	$239,793
Ralph Shaw	$47,500	$99,987	—	$147,487

(1)
During fiscal 2015, each non-employee director of Rentrak received an annual cash retainer of $30,000. In addition, the chair of the Compensation Committee received a $3,000 annual retainer, the chair of the Audit Committee received a $5,000 annual retainer, the chair of the Nominating and Governance Committee received a $3,000 retainer, and each other non-employee director who served on the Audit Committee received a $2,500 annual retainer. A fee of $1,200 was paid for each board meeting attended in person. After a non-employee director attended four committee meetings that were not held at the same time as a board meeting, the director was paid $600 for each subsequent committee meeting attended in person or by telephone. Rentrak also reimburses directors for their travel expenses for each meeting attended in person; reimbursement amounts are not included in the totals above.

On March 31, 2015, the Board approved changes to the non-employee director compensation for fiscal 2016. Annual cash retainers were increased to $45,000 and Board committee fees were changed to annual retainers, eliminating the per meeting fees paid in fiscal 2015. Under the new retainer arrangements, the Audit Committee Chairman receives $20,000, Audit Committee members $10,000; Compensation Committee Chairman $15,000, Compensation Committee members $7,500; Nominating and Governance Committee Chairman $10,000 and Nominating and Governance Committee members $5,000.

(2)
The dollar amounts reflect the grant date fair value of deferred stock unit (“DSU”) awards and stock options granted in fiscal 2015, calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718 promulgated by the Financial Accounting Standards Board (“FASB”), but excluding the effect of any estimated forfeitures. The DSU valuation is equal to the number of DSUs granted multiplied by the closing stock price on the grant date. The assumptions made in determining the grant date fair values of DSUs and stock options under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2015.

Each non-employee director is granted $100,000 of DSUs at or about the time of each annual meeting of shareholders. The number of DSUs is determined by dividing $100,000 by the stock trading price on the date of grant and rounding to the nearest whole number. The DSUs vest in equal monthly installments over the ensuing 11 calendar months, as long as the recipient continues serving as a director at the end of the applicable month. Unvested DSUs will also fully vest upon termination of the recipient’s service on the board as a result of death, disability, or upon a change in control of Rentrak during the vesting period. Each vested DSU entitles the holder to receive a share of Rentrak common stock following the end of the holder’s service as a director of Rentrak. On March 31, 2015, the board approved changes to this program for fiscal 2016, increasing the total annual grant value to $125,000.

Beginning in August 2011, the non-employee director serving as chairman of the board receives an additional annual grant of stock options, which are granted at or about the time of each annual meeting of shareholders in future years. The number of shares subject to these stock options is determined by dividing $100,000 by the grant date fair value of the options and rounded to the nearest whole number, and the exercise price per share is equal to the closing market price on the grant date. The stock options have a ten-year term and vest in equal monthly installments over the ensuing 11 calendar months, as long as the recipient continues serving as a director or chairman, as applicable, at the end of the applicable month. The options become exercisable one year after the grant date. Due to changes to this program for fiscal 2016 that the board approved on March 31, 2015, all future annual equity compensation paid will be in the form of DSUs.

The table below shows the total DSUs and stock options granted to each non-employee director during fiscal 2015 and the total DSUs and stock options held by each non-employee director at March 31, 2015.

Name	Number of Shares Subject to DSUs Granted in Fiscal 2015	Number of Shares Subject to Stock Options Granted in Fiscal 2015	Grant Date	Grant Date Fair Value	Total Number of Shares Subject to DSUs Held at March 31, 2015	Total Number of Shares Subject to Stock Options Held at March 31, 2015
David Boylan	2,131	—	8/13/2014	$99,987	5,790	—
William Engel	2,131	—	8/13/2014	$99,987	23,712	20,000
Patricia Gottesman	2,131	—	8/13/2014	$99,987	2,131	—
Anne MacDonald	2,131	—	8/13/2014	$99,987	32,712	—
Martin O’Connor	2,131	—	8/13/2014	$99,987	23,712	—
Brent Rosenthal	2,131		8/13/2014	$99,987	41,712	—
		5,267	8/13/2014	$100,006		75,631
Ralph Shaw	2,131	—	8/13/2014	$99,987	63,462	—
In establishing compensation for non-employee directors for service during fiscal 2015, the Compensation Committee and the board of directors considered information regarding compensation paid to directors of similar marketing services companies collected by a non-employee director, along with director compensation information derived from other sources.
The Compensation Committee engaged an outside consultant, Frederic W. Cook & Co., Inc. ("Cook & Co."), in November 2014 to review the non-employee director compensation program. Cook & Co. was engaged directly by the compensation committee and the scope of their work was initially focused on the non-employee director compensation program in terms of compensation design and pay levels as well as an analysis of the Non-Executive Chairman of the Board compensation. Cook & Co. also developed a compensation peer group comprised of similarly sized companies to be used for compensation benchmarking purposes. Based on the results of this review, the Compensation Committee proposed changes to the non-employee director compensation program for fiscal 2016 as described above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Stock Ownership Table
The following table sets forth as of June 17, 2015, certain information regarding the beneficial ownership of Rentrak common stock by (i) each person known to be the beneficial owner of more than 5% of Rentrak’s outstanding shares of common stock, (ii) each current director and nominee for election as a director of Rentrak, (iii) the current named executive officers of Rentrak named in the Summary Compensation Table below (“named executive officers”), and (iv) all current directors and the named executive officers of Rentrak as a group.

Name and Address			Shares Beneficially Owned

			Total (1)	Percent of Class (1)
Greater than 5% Owners
WPP plc (2)			3,037,889	19.8%
27 Farm Street
London, United Kingdom W1J 5RJ
William R. Huff (3)			1,035,342	6.8%
67 Park Place, 9th Floor
Morristown, NJ 07960
	Shares Owned (4)	Exercisable Options (4)	Total Beneficial Ownership (1)	Percent of Class (1)(4)	Shares Subject to Unvested (4)
Name					DSUs	RSUs
Directors and Nominees
David Boylan	4,505	—	4,505	*	5,790	—
William Engel	16,000	20,000	36,000	*	23,712	14,678
Patricia Gottesman	1,000	—	1,000	*	2,131	—
William Livek **	217,392	442,667	660,059	4.2%	—	233,694
Anne MacDonald	1,200	—	1,200	*	32,712	—
Martin O’Connor	1,000	—	1,000	*	23,712	—
Brent Rosenthal	12,750	75,631	88,381	*	41,712	—
Ralph Shaw	5,639	—	5,639	*	63,462	—

Named Executive Officers
David Chemerow	99,320	345,750	445,070	2.8%	—	175,270

All Current Named Executive Officers and Directors as a group (9 persons)	358,806	884,048	1,242,854	7.7%	193,231	423,642
* Less than one percent
** Is also a named executive officer

(1)
Unless otherwise indicated, each person has sole voting and dispositive power over the shares listed opposite his or her name as of June 17, 2015, and none of such shares are listed due to the person's right to acquire beneficial ownership of such shares within 60 days of June 17, 2015. All percentages have been calculated based on 15,314,623 shares of Rentrak’s common stock issued and outstanding as of June 17, 2015.

(2)	WPP plc filed Amendment No. 1 to Schedule 13D reporting, as of February 10, 2015, sole voting power and dispositive power as to 3,037,889 shares of Rentrak common stock.

(3)	William R. Huff, the general partner of certain limited partnerships affiliated with WRH, confirmed to the company as to beneficial ownership of 1,035,342 shares as of April 2, 2014.

(4)
In accordance with SEC regulations, the number of shares and percentage calculation with respect to each shareholder deems such shareholder to be the beneficial owner of shares of common stock the shareholder has the right to acquire within 60 days of June 17, 2015 pursuant to exercisable stock options. Shareholders do not have the right to acquire within 60 days of June 17, 2015 any of the shares subject to unvested DSUs or RSUs.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Rentrak’s directors and officers and persons who beneficially own more than 10% of the outstanding shares of Rentrak’s common stock (“10% shareholders”) to file with the SEC initial reports of beneficial ownership (Forms 3) and reports of changes in beneficial ownership (Forms 4 and 5) of such shares. To Rentrak’s knowledge, based solely upon a review of the copies of Forms 3, 4, and 5 (and amendments thereto) furnished to Rentrak or otherwise in its files or publicly available, all of Rentrak’s officers, directors, and 10% shareholders complied in a timely manner with all applicable Section 16(a) filing requirements, except as follows: Michelle Spencer, a Section 16(a) reporting officer, was late in filing one report on Form 4 to report one transaction.

EXECUTIVE OFFICER
The name, age, position and background of Rentrak’s executive officer (in addition to Mr. Livek) as of March 31, 2015 is as follows:

Name	Age	Position Held Since	Current Position(s) with Rentrak and Background
David Chemerow	63	2009
Chief Operating Officer, Chief Financial Officer and Secretary. Mr. Chemerow joined Rentrak in October 2009 in his current position. From 2005 through September 2009, Mr. Chemerow was Senior Vice President and Chief Financial Officer at Olympus Media, LLC, which specializes in the sale of outdoor advertising. From 2003 to 2004, Mr. Chemerow was the Chief Operating Officer for TravelCLICK, Inc., which helps hotels maximize profit from electronic channels. From 2002 to 2003, he was the Chief Operating Officer of ADcom Information Services, Inc., which provided ratings for viewership of TV programs to cable operators. From 1990 to 2000, Mr. Chemerow served in senior executive roles in several media companies, including as Executive Vice President, Finance and Operations and Chief Financial Officer of Playboy Enterprises, Inc., a global media and lifestyle company, President and Chief Operating Officer of GT Interactive Software Corp., a publisher of computer games, and President and Chief Executive Officer of Soldout.com, Inc., which specializes in sold-out and hard-to-obtain tickets and personalized entertainment packages for sports, theater, cultural and other events. Mr. Chemerow previously served as the non-executive Chairman of the Board of Playboy Enterprises, Inc. until March 2011 and is a member of the board of directors of Dunham’s Athleisure Corporation, a sporting goods retailer.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis describes our compensation program for our Chief Executive Officer and our Chief Operating Officer and Chief Financial Officer, whom we collectively refer to as our named executive officers.
Compensation Principles.  In general, our compensation programs for our executive officers named in the 2015 Summary Compensation Table below are designed to reward the achievement of individual and company goals and objectives. Rentrak follows a practice of linking executive compensation to individual levels of performance, as well as the performance of the company as a whole. The compensation of our executive officers for fiscal 2015 included cash incentive bonuses and awards of restricted stock units (RSUs) that reward the achievement of goals and objectives relating to both individual performance and company performance.
Summary of Executive Compensation Programs for Fiscal 2015.  Rentrak’s overall executive compensation programs in place for fiscal 2015 were designed to attract and retain the talent needed to enable us to achieve and maintain a leadership position in the businesses and industries in which Rentrak competes, as well as to increase the long-term value of the company’s stock for shareholders.
Our executive compensation packages structured for Messrs. Livek and Chemerow place an emphasis on equity-based compensation, as well as compensation conditioned on the achievement of corporate and individual performance goals. The goals and objectives of our executive compensation program for named executive officers, reflected in the employment agreements that we have entered into with each of our named executive officers, are to attract, retain, motivate and reward highly qualified executives to achieve Rentrak’s strategic goals and increase shareholder value.
Elements of Compensation in Fiscal 2015.  The executive compensation program and its various elements are designed to reward a combination of individual, division, department and/or company-wide performance. The primary elements of our compensation program for named executive officers are base salary, cash incentive bonus, restricted stock units and other equity-based incentive compensation, severance arrangements, other benefits and perquisites, and an employment agreement. Important aspects of each element of the compensation program for named executive officers are explained in more detail below. The Compensation Committee evaluates and awards each element of compensation (i.e. salary, cash bonus, equity awards) separately so that each element does not affect another element of compensation.
Base Salaries.  The Compensation Committee annually reviews and considers adjustments to the base salary of executive officers based on company performance, individual executive performance, increased responsibilities, comparative market compensation for the position, retention considerations and CEO recommendations. Base salaries for Messrs. Livek and Chemerow were increased 10% in fiscal 2015 as provided by the terms of their respective employment agreements.
Cash Incentive Bonuses.  As of March 31, 2015, the employment agreements for Messrs. Livek and Chemerow include provisions for an annual cash bonus of up to $400,000 each based on the achievement of performance criteria to be established each year by the Compensation Committee. The performance criteria established for Messrs. Livek and Chemerow for fiscal 2015 related to pursuing opportunities for acquisitions and consolidation within our industry, divestiture of the Home Entertainment business, increasing the number of local stations subscribing to Rentrak, adding a major national network as a subscriber, contracting for the addition of another source of TV data, and pursuing other opportunities to further expand our service offerings. The performance criteria for Messrs. Livek and Chemerow were each weighted equally and the Compensation Committee expected that the performance goals would be difficult to achieve. After fiscal 2015 year end, the Compensation Committee reviewed the status of the performance goals and concluded that both Messrs. Livek and Chemerow had achieved these performance goals in full.
Personal Benefits.  The Compensation Committee awards personal benefits for Rentrak’s named executive officers based on the business judgment of its members, an assessment of competitive market factors, and a determination of what is needed to attract and retain superior talent. The primary benefits received by our named executive officers are generally the same as for all employees of Rentrak on a non-discriminatory basis and include participation in our disability and life insurance plans and 401(k) retirement plan. In addition to these benefits, the Compensation Committee determined to reimburse Mr. Livek for certain out-of-town expenses in recognition of the fact that Mr. Livek’s use of an apartment greatly reduced his travel expenses. The Committee further awarded a car allowance for each of Messrs. Livek and Chemerow based on its subjective assessment that this would be an appropriate additional benefit.
Employment Agreements and Termination and Severance Benefits.  We believe that it is valuable to establish employment agreements with our executive officers. The employment agreements are consistent with the goals and objectives of our compensation program to attract, retain, motivate and reward highly qualified executives. The Compensation Committee has established guidelines to standardize most of the terms and conditions in our executive employment agreements. Payments of termination and severance benefits are intended to reinforce and encourage the continued attention and dedication of the named executive officers to their assigned duties without distraction in circumstances arising from the possibility of a termination of employment without cause or a change in control of Rentrak.
Deductibility of Compensation.  In considering Rentrak’s compensation structure, the Compensation Committee takes into consideration Section 162(m) of the Internal Revenue Code, as amended (the “Code”). This provision limits the deductibility of compensation in excess of $1 million paid to certain of a company’s most highly-paid executive officers in a single tax year. Compensation that is “performance-based” or qualifies under certain other exceptions is excluded from the calculation. For example, stock options are structured to qualify as “performance-based compensation” under Section 162(m). Although deductibility is only one factor considered by the Compensation Committee in structuring executive compensation consistent with Rentrak’s executive compensation program, the Compensation Committee views it as a significant factor. However, in some circumstances the Committee may approve compensation that will not meet these requirements as a means to ensure competitive levels of compensation for our executive officers and promote varying corporate goals.
Results of 2014 Shareholder Advisory Vote to Approve Executive Compensation.  At our 2014 annual meeting of shareholders, Rentrak requested that our shareholders approve, on an advisory (non-binding) basis, the compensation paid to our executive officers as disclosed in the proxy statement for the 2014 annual meeting of shareholders. Our shareholders expressed support for our executive compensation proposal, with approximately 93% of the shares voted on the proposal voting to approve the fiscal 2014 “say-on-pay” proposal on an advisory basis. Because of the high level of support expressed by our shareholders for our fiscal 2014 executive compensation, the Compensation Committee continued to apply a similar approach to its executive compensation decisions and policies for fiscal 2015.

2015 Summary Compensation Table
The following table summarizes information regarding compensation for the three fiscal years ended March 31, 2015, 2014, and 2013, earned by the individuals who served as Rentrak’s chief executive officer and chief financial officer.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)	Total
William P. Livek	2015	$241,577	$—	$12,499,984	$400,000	$91,885	$13,233,446
Chief Executive	2014	219,615	200,000	—	200,000	85,928	705,543
Officer	2013	199,650	125,000	—	100,000	82,409	507,059
David Chemerow	2015	$241,577	$—	$9,374,976	$400,000	$19,670	$10,036,223
Chief Operating	2014	219,615	200,000	—	200,000	22,670	642,285
Officer and	2013	199,650	125,000	—	100,000	24,618	449,268
Chief Financial
Officer

(1)
Reflects the grant date fair value of restricted stock units ("RSUs"), granted on June 10, 2014, calculated in accordance with Accounting Standards Codification ("ASC") Topic 718 promulgated by the Financial Accounting Standards Board ("FASB"), but excluding the effect of any forfeitures. The RSU valuation is equal to the number of RSUs granted multiplied by the closing stock price on the date of grant. The assumptions made in determining the grant date fair values of RSUs under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2015.

(2)	Amounts disclosed for fiscal 2015 include the following:

A.
Mr. Livek received a long-term disability insurance plan with annual premiums of $2,717 and reimbursement for the cost of an automobile of $6,000 and apartment of $69,340, as well as $13,828 in annual matching contributions under Rentrak’s 401(k) plan.

B.
Mr. Chemerow received reimbursement for the cost of an automobile of $11,707 as well as $7,675 in annual matching contributions under Rentrak’s 401(k) plan and a supplemental long-term disability plan with annual premiums totaling $288.

2015 Grants of Plan-Based Awards Table
The following table sets forth certain information regarding plan-based awards granted to the named executive officers during the fiscal year ended March 31, 2015.

Name	Type of Award	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards			All other stock awards: Number of shares of stock or units	Grant Date Fair Value of Stock Awards (1)
			Threshold	Target	Maximum
William Livek	Cash Incentive Award		—	$300,000	$400,000	—	—
	Restricted Stock Units	6/10/14	—	—	—	259,659	$12,499,984
David Chemerow	Cash Incentive Award		—	$300,000	$400,000	—	—
	Restricted Stock Units	6/10/14	—	—	—	194,744	$9,374,976

(1)
Reflects the grant date fair value of restricted stock units ("RSUs"), granted on June 10, 2014, calculated in accordance with Accounting Standards Codification ("ASC") Topic 718 promulgated by the Financial Accounting Standards Board ("FASB"), but excluding the effect of any forfeitures. The RSU valuation is equal to the number of RSUs granted multiplied by the closing stock price on the date of grant. The assumptions made in determining the grant date fair values of RSUs under FASB ASC Topic 718 are disclosed in Note 2 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended March 31, 2015.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Effective March 20, 2014, the board of directors determined that only Messrs. Livek and Chemerow currently serve Rentrak in the capacity of executive officers.
Amounts in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table represent the annual cash incentive award earned by each named executive officer pursuant to his respective employment agreement and the achievement of the performance goals established by the Compensation Committee. Amounts in the Bonus column of the Summary Compensation Table represent additional discretionary cash bonus payments awarded by the Compensation Committee to Messrs. Livek and Chemerow.
Messrs. Livek and Chemerow entered into amendments to their employment agreements effective June 10, 2014, which extended the expiration date of their employment agreements to June 30, 2019, and provided that they would each receive a grant of restricted stock units on that date that vest over 10 years. On July 25, 2014, the agreements were further amended to extend the expiration dates to June 30, 2024, and to include provisions allowing for a compensation review in 2019.

Outstanding Equity Awards at 2015 Fiscal Year End Table
The following table provides information about equity-based awards held by the named executive officers at March 31, 2015.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested
William Livek	6/15/2009	200,000		—		$14.50	6/15/2019
	6/15/2009	75,000	(1)	—		14.50	6/15/2019
	12/23/2010	160,000		—		29.73	12/23/2020
	11/6/2011	7,667		81,333	(2)	13.29	11/6/2021
	6/10/2014	—		—		—	—	233,694	$12,984,039	(3)
David Chemerow	10/1/2009	105,750		—		$17.22	10/1/2019
	12/23/2010	240,000		—		29.73	12/23/2020
	11/6/2011	—		42,000	(2)	13.29	11/6/2021
	6/10/2014	—		—		—	—	175,270	$9,738,001	(3)

(1)	Represents stock-settled SARs.

(2)	Vests on 11/6/2015.

(3)	Amount represents the value of unearned RSUs at $55.56 per unit, the closing price of Rentrak's common stock on the last stock market trading day of the fiscal year (March 31, 2015).

2015 Option Exercises and Stock Vested Table
The following table provides information regarding exercises of stock options and shares acquired on vesting of RSUs for the named executive officers during the fiscal year ended March 31, 2015.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William Livek	155,000	$10,301,300	36,000	$1,861,560
David Chemerow	100,000	$6,583,120	22,094	$1,142,481

Potential Payments upon Termination or Change-in-Control
Effective March 20, 2014, the board of directors determined that only Messrs. Livek and Chemerow currently serve Rentrak in the capacity of executive officers.
Messrs. Livek and Chemerow entered into amended employment agreements with Rentrak effective July 25, 2014 that will expire on June 30, 2024. The severance and other benefits payable to Messrs. Livek and Chemerow following termination of employment or a change in control of Rentrak (a “CIC”) are described in more detail below.
A CIC, as defined in the current award agreements with executive officers, includes (a) the acquisition by a person or group of beneficial ownership of 50% or more of the combined voting power of Rentrak’s then outstanding capital stock, (b) the election of directors a majority of whom are not individuals nominated by Rentrak’s then incumbent directors, or (c) the approval by Rentrak’s shareholders of a plan of complete liquidation, a sale of substantially all of Rentrak’s assets, or a merger or similar transaction other than a transaction in which Rentrak’s shareholders continue to hold at least 50% of the combined voting power of the voting securities of the surviving entity immediately following the transaction.
Severance payments are conditioned on execution of a general release of claims against Rentrak. To the extent that severance benefits that become payable in connection with a CIC, including the acceleration of vesting of equity-based awards, are subject to an excise tax pursuant to Section 4999 of the Code, such benefits will be reduced to the extent, and only to the extent, necessary to provide a larger after-tax benefit to the executive.

William P. Livek, Chief Executive Officer
Mr. Livek will be entitled to severance and other benefits under his amended employment agreement and equity-based grants as shown in the table below. Good reason is defined as Rentrak’s failure to comply with the material terms of the agreement or an act or failure to act by Rentrak that constitutes a substantial adverse change in Mr. Livek’s position or responsibilities, a material reduction in his base salary or failure to continue to provide employee benefits. Cause is defined as a material breach of the agreement by Mr. Livek, his failure to comply with Rentrak’s material policies or standards or to perform any material job duties, a felony conviction or plea of no contest to a felony, or any act by Mr. Livek constituting fraud, dishonesty involving Rentrak, or in competition with or materially detrimental to Rentrak.
The following table sets forth certain information concerning severance and other benefits that would have been payable to Mr. Livek, if his employment had been terminated or a CIC had occurred on March 31, 2015 under the circumstances described.

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		Death	Disability	CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance(1)	$1,154,032	$1,154,032	$1,154,032	$1,154,032	$150,000	$150,000	$—
Restricted Stock Vesting(2)	—	12,984,039	12,984,039	12,984,039	—	—	—
Stock Option/SAR Vesting(3)	3,437,946	3,437,946	3,437,946	3,437,946	—	—	3,437,946
Total	$4,591,978	$17,576,017	$17,576,017	$17,576,017	$150,000	$150,000	$3,437,946

(1)
Represents a lump sum cash payment of $150,000 plus $400,000 cash bonus plus an additional 10% of such amount for each April 1 that has occurred during the term, plus the executive’s current base salary calculated for a full year, plus the number of full months, of salary from the date of termination until the next June 10.

(2)
Upon termination without cause or for good reason or upon a change in control or within one year following a change in control, Mr. Livek's unvested restricted stock awards immediately vest and become payable in full. Amount represents the value of 233,694 restricted stock units based on the closing price of the Rentrak’s common stock on the last stock market trading day of the fiscal year(March 31, 2015)("the Fiscal Year-End Price").

(3)
Upon termination without cause or for good reason or due to a change in control, any unvested stock options and stock-settled SARs held by Mr. Livek immediately vest and become exercisable in full. Amount represents 81,333 options based on the Fiscal Year-End Spread, which is the difference between the Fiscal Year-End Price and the per share exercise price.

David Chemerow, Chief Operating Officer and Chief Financial Officer
Mr. Chemerow will be entitled to severance and other benefits under his employment agreement and equity-based grants as shown in the table below. Good reason and cause have the same definitions as in Mr. Livek’s employment agreement. The following table sets forth certain information concerning severance and other benefits that would have been payable to Mr. Chemerow, if his employment had been terminated or a CIC had occurred on March 31, 2015 under the circumstances described.

	Voluntary Termination		Involuntary Termination (Other Than Death and Disability)		Death	Disability	CIC Without Termination
	For Good Reason Without CIC	For Good Reason with CIC	Without Cause and Without CIC	Without Cause and with CIC
Cash Severance(1)	$1,004,032	$1,004,032	$1,004,032	$1,004,032	$—	$—	$—
Restricted Stock Vesting(2)	—	9,738,001	9,738,001	9,738,001	—	—	—
Stock Option/SAR Vesting(3)	1,775,340	1,775,340	1,775,340	1,775,340	—	—	1,775,340
Health and Other Benefits(4)	11,483	11,483	11,483	11,483	—	—	—
Total	$2,790,855	$12,528,856	$12,528,856	$12,528,856	$—	$—	$1,775,340

(1)
Represents a lump sum cash severance payment of $400,000 cash bonus plus an additional 10% of such amount for each April 1 that has occurred during the term, plus the executive’s current base salary calculated for a full year, plus the number of full months, of salary from the date of termination until the next June 10.

(2)
Upon termination without cause or for good reason or upon a change in control or within one year following a change in control, Mr. Chemerow's unvested RSUs immediately vest and become exercisable in full. Amount represents the value of 175,270 restricted stock units based on the Fiscal Year-End Price.

(3)
Upon termination without cause or for good reason or due to a change in control, any unvested stock options and stock-settled SARs held by Mr. Chemerow immediately vest and become exercisable in full. Amount represents 42,000 options based on the Fiscal Year-End Spread, which is the difference between the Fiscal Year-End Price and the per share exercise price.

(4)	Represents the estimated current cost of continuation of 12 months of medical and dental insurance coverage.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement and based upon such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and Rentrak’s annual report on Form 10-K for the fiscal year ended March 31, 2015, through its incorporation by reference from this proxy statement.
Submitted by the Compensation Committee of the Board of Directors:
Anne MacDonald (Committee Chair)              Martin O'Connor               Ralph Shaw

AUDIT COMMITTEE REPORT
The “Audit Committee Report” shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Rentrak specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
In discharging its responsibilities, the Audit Committee and its individual members have met with management and Rentrak’s independent registered public auditors, Grant Thornton LLP, to review Rentrak’s accounting functions and the audit processes for Rentrak’s financial statements and system of internal control over financial reporting. The Audit Committee reviewed and discussed with Rentrak’s independent registered public auditors and management the audited financial statements for fiscal 2015. It also discussed with the independent registered public auditors all other matters that the independent registered public auditors were required to communicate and discuss with the Audit Committee under auditing standards generally accepted in the U.S., including Auditing Standard No. 16, Communications with Audit Committees and Rule 2-07 of Regulation S-X, Communication with Audit Committees. Audit Committee members also discussed and reviewed the results of the independent registered public auditors’ examination of Rentrak’s financial statements, management’s assessment of Rentrak’s system of disclosure controls and procedures, external financial reporting and internal control over financial reporting, and issues relating to auditor independence. The Audit Committee has received the written disclosures and the letter from the independent registered public auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public auditors’ communications with the Audit Committee concerning independence and has discussed with the independent registered public auditors their independence.
Based on its review and discussions with management and the independent registered public auditors, the Audit Committee recommended to the board of directors that the audited financial statements for the fiscal year ended March 31, 2015, be included in Rentrak’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.
Submitted by the Audit Committee of the Board of Directors:
Brent Rosenthal (Committee Chair)         Ralph Shaw        Patricia Gottesman

MATTERS RELATING TO OUR AUDITORS
Selection of Independent Registered Public Accounting Firm
The Audit Committee has appointed and engaged Grant Thornton LLP to be Rentrak’s independent registered public accounting firm for Rentrak’s fiscal year ending March 31, 2016. Grant Thornton LLP audited Rentrak’s financial statements for the fiscal year ended March 31, 2015. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. Such representative is also expected to be available to respond to appropriate questions. As described under “Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm” above, the shareholders are being asked to ratify the selection of Grant Thornton LLP.

Fees Billed by Principal Independent Registered Public Accounting Firm
The following fees were billed by Grant Thornton LLP for professional services rendered to Rentrak for fiscal 2015 and 2014:

	2015	2014
Audit Fees(1)	$467,747	$457,238
Audit Related Fees(2)	222,600	—
Tax Fees(3)	5,023	—
All Other Fees	—	—

(1)
Consists of fees for audit services involving the audit of Rentrak’s consolidated financial statements, review of interim quarterly statements, and provision of an attestation report on Rentrak’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Refers to fees for assurance and related services that are traditionally performed by the independent auditor and are not reported as audit fees. These audit-related services may include due diligence services relating to mergers and acquisitions, accounting consultation and audits relating to acquisitions, attest services related to financial reporting not required by statute or regulation, consultation concerning financial accounting and reporting standards not classified as audit fees, and financial audits of employee benefit plans.

(3)	Relates to the preparation and review of foreign tax returns for fiscal 2015.

Pre-Approval Policy
The Audit Committee has adopted a policy requiring pre-approval of all fees and services of Rentrak’s independent auditors, including all audit, audit-related, tax, and other legally-permitted services. Under the policy, a detailed description of each proposed service is submitted to the Audit Committee, together with a statement by the independent auditors and Rentrak’s chief financial officer or controller that such services are consistent with applicable rules on auditor independence. The policy permits the Audit Committee to pre-approve lists of audit, audit-related, tax, and other legally-permitted services after reviewing detailed back-up documentation regarding the specific services to be provided. The term of any pre-approval is 12 months, unless the Audit Committee specifically provides for a shorter period. Additional pre-approval is required for services not included in the pre-approved lists and for services exceeding pre-approved fee levels. The policy allows the Audit Committee to delegate its pre-approval authority to one or more of its members provided that a full report of any pre-approval decision is provided to the Audit Committee at its next scheduled meeting. All audit and permissible non-audit services provided by Grant Thornton LLP during fiscal 2015 and 2014 were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS FOR 2016
The deadline for shareholders to submit proposals and nominations to be considered for inclusion in the proxy statement for the 2016 annual meeting of shareholders is March 11, 2016. To be considered at the 2016 annual meeting of shareholders, Section 2.12 of Rentrak’s Bylaws requires shareholders to deliver notice of all proposals, nominations for director and other business to Rentrak’s principal executive office no later than 90 calendar days (or by April 10, 2016) and no earlier than 120 calendar days (or March 11, 2016) prior to the first anniversary of the date on which Rentrak first mailed these proxy materials for the 2015 annual meeting of shareholders.

By Order of the Board of Directors,

David I. Chemerow
Chief Operating Officer, Chief Financial Officer and Secretary
Portland, Oregon
July 9, 2015